Delisting Determination, The Nasdaq Stock Market, LLC, November 7, 2025,
Femto Technologies Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Femto Technologies Inc. effective at the opening of the trading session on December 1, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5100.The Company was notified of the Staff determination on May 8, 2025.
On May 15, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On June 12, 2025, the hearing was held.
On June 20, 2025, the Panel reached a
decision and a Decision letter was issued on said date.
The Panel Decision letter of June 20, 2025 stated the Company common stock would be suspended from the Exchange.
The Company filed an appeal with the Nasdaq Listing and Hearing
Review Council (NLHRC) on June 27, 2025.
On October 7, 2025 the NLHRC reached its decision and concluded that the Panel did not err in their decision issued on June 20, 2025.
The Company securities remain suspended as of June 23, 2025. The
Staff determination to delist the Company securities became final on October 30, 2025.